UNDERWRITING AGREEMENT

                                        June 9, 1994

          International Paper Company
          Two Manhattanville Road
          Purchase, New York  10577

          Dear Sirs:

                    We understand that International Paper Company, a New York corporation (the "Company"), proposes to issue and sell $150,000,000 aggregate principal amount of its 8-1/8% Debentures due June 15, 2024 (the "Offered Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and J.P. Morgan Securities Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (the "Underwriters") severally agree to purchase the Offered Securities at a purchase price equal to 98.547% of the principal amount of the Offered Securities, plus interest, if any, accrued on the Offered Securities from June 16, 1994.

                    The Underwriters will pay for such Offered
          Securities upon delivery thereof at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York at 10:00 a.m., New York City time, June 16, 1994, or at such other time as shall be jointly designated by the Underwriters and the Company.

                    The Offered Securities will be issued pursuant to the Indenture relating to Senior Debt Securities dated as of April 1, 1994 (the "Senior Indenture"), between the Company and The Chase Manhattan Bank, N.A., as Trustee, and will have the following terms:

          MATURITY:                   June 15, 2024

          INTEREST RATE:              8-1/8% per annum

          INTEREST PAYMENT DATES:     June 15 and December 15 of
                                      each year, commencing
                                      December 15, 1994

          REDEMPTION PROVISIONS:      The Offered Securities will
                                      be redeemable at any time on
                                      or after June 15, 2004, at
                                      the option of the Company, in
                                      whole or in part, at the
                                      following redemption prices
                                      (expressed as percentages of
                                      principal amount), if
                                      redeemed during the 12-month
                                      period beginning on June 15
                                      of the years indicated below:


                                                  Redemption
                                      Year           Price
                                      ____        __________
                                      2004         103.774%
                                      2005         103.396%
                                      2006         103.019%
                                      2007         102.641%
                                      2008         102.264%
                                      2009         101.887%
                                      2010         101.509%
                                      2011         101.132%
                                      2012         100.755%
                                      2013         100.377%

                                      and, thereafter at 100% of
                                      the principal amount, in each
                                      case together with accrued
                                      and unpaid interest, if any,
                                      through the redemption date.

          SINKING FUND PROVISIONS:    None

          DEFEASANCE PROVISIONS:      The Senior Indenture
                                      provisions relating to
                                      defeasance will apply to the
                                      Offered Securities.

          CONVERSION RIGHTS:          None

          REPURCHASE UPON
            CHANGE OF CONTROL:        The Offered Securities will
                                      be redeemable at the option
                                      of the Holders in the event
                                      of a Change in Control.

                    The respective principal amounts of the
          Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

                    All the provisions contained in the document entitled International Paper Company Underwriting Agreement Standard Provisions (Debt), a copy of which you have previously received, except to the extent otherwise provided herein, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein.

                    Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us by telecopy.

                                   Very truly yours,

                                   J.P. MORGAN SECURITIES INC.
                                   MERRILL LYNCH & CO.
                                   MERRILL LYNCH, PIERCE, FENNER
                                     & SMITH INCORPORATED
                                   MORGAN STANLEY & CO. INCORPORATED

                                   By:  J.P. MORGAN SECURITIES INC.

                                   By:    T. KELLEY MILLET
                                        Name: T. Kelley Millet
                                        Title: Managing Director

          Accepted as of the date hereof:

          INTERNATIONAL PAPER COMPANY

          By: E. William Boehmler
             Name:  E. William Boehmler
             Title: Vice President and
                       Treasurer



                                   SCHEDULE A

                                                          Principal
          Underwriter                                       Amount

          J.P. Morgan Securities Inc. . . . . . .       $ 50,000,000

          Merrill Lynch, Pierce, Fenner & Smith
            Incorporated  . . . . . . . . . . . .         50,000,000

          Morgan Stanley & Co. Incorporated . . .         50,000,000

               Total  . . . . . . . . . . . . . .       $150,000,000